Exhibit 10.3

MASTER RESEARCH AND TRAINING AGREEMENT

WHEREAS African Agriculture, Inc., (“Sponsor”) and the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College on behalf of the LSU Agricultural Center (“LSU Agricultural Center”) wish to provide for a research Project that is of mutual interest to the parties; whereas the Project will further the LSU Agricultural Center’s instructional and research objectives in a manner that is consistent with the LSU Agricultural Center’s tax-exempt status; and whereas the Project may result in discoveries and inventions that could be of mutual benefit to the parties;

THEREFORE Sponsor and the LSU Agricultural Center have entered into this Research Agreement (the “Agreement”), effective the first day of the Project Period defined below.

Article 1 - Definitions

1.1 “Project” means the project(s) as described in Appendix A, each having an unique LSU Agricultural Center Proposal Number, and under the direction of a specific Principal Investigator (“P.I.”) listed in correlating Project proposal and associated Appendix. The Project shall mean the project described in a format substantially like the template in Appendix “A”, hereby made a part of this Agreement. Multiple projects may be performed under this Agreement upon mutual written agreement and execution of associated particular Appendix A. Successive appendices shall be identified as Appendix A-1, A-2, etc.

1.2	“Project Period” means the period from July 1, 2021 to June 30, 2026.

Article 2 - Research and Training Work

2.1	The LSU Agricultural Center shall use reasonable efforts to perform the Project substantially in accordance with the terms of this Agreement.

2.2

If the P.I. becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, the LSU Agricultural Center and Sponsor each shall have the option to terminate the Project.

Article 3 - Reports and Conferences

3.1

The LSU Agricultural Center shall provide written progress reports to Sponsor as stated in Appendix A. On either party’s request, the parties shall confer to discuss the status of the Project and any proposed changes to the Project.

Article 4 - Payment

4.1

The total amount Sponsor shall pay the LSU Agricultural Center under this Agreement is $__________. The LSU Agricultural Center shall invoice Sponsor for $___________ upon execution of this Agreement. The LSU Agricultural Center shall invoice Sponsor for additional payments of $_______________ each on ___________ and ______________. Sponsor will pay invoices within 30 days. Any unexpended funds will be retained by the LSU Agricultural Center.

4.2	Checks shall be made payable to Louisiana State University Agricultural Center, and shall be mailed to:

Louisiana State University
Office of Accounting Services
Sponsored Program Accounting
Baton Rouge, Louisiana 70803-2901

Or, if Sponsor wishes to pay through Electronic Funds Transfer (EFT), EFT payment information is show in Appendix B.

4.3

The LSU Agricultural Center is authorized to incur pre-award costs up to six months prior to the Project Period. However, the LSU Agricultural Center shall not receive more funds than the total provided in Paragraph 4.1.

4.4	The LSU Agricultural Center shall retain title to any equipment purchased with funds provided by Sponsor.

4.5

If Sponsor loans any equipment or supplies to the LSU Agricultural Center, Sponsor shall bear all risk of damage or loss to the equipment or supplies, except to the extent due to the LSU Agricultural Center’s willful or intentional acts. Sponsor shall maintain all such equipment or supplies while in the LSU Agricultural Center’s custody.

4.6

Notwithstanding anything in this Agreement to the contrary, in the event of early termination of this Agreement under Paragraph 2.2 or Article 9, Sponsor shall pay all costs accrued by the LSU Agricultural Center as of the date of termination, including all non-cancelable obligations and all non-cancelable contracts; provided that this obligation shall not be construed to authorize payment in excess of the total amount provided in Paragraph 4.1.

Article 5 - Publicity

5.1	Without prior written approval, neither party may make any use whatsoever of the name, marks, insignia, or logos of the other party, or of any of its campuses, departments, centers, institutes, or employees; whether in news releases, advertisements, promotional materials, or otherwise; except that: (1) the LSU Agricultural Center may acknowledge Sponsor as the source of funding for the Project; and (2) Sponsor may use the LSU Agricultural Center’s name to the extent necessary to supply information whose disclosure may be required by law. However, in no circumstance may Sponsor state or imply that the LSU Agricultural Center endorses a particular investment, product, process, or treatment.

Article 6 - Publications

6.1

Whereas the LSU Agricultural Center is an institution of higher education, and whereas the freedom to publish is of cardinal importance to universities and to their personnel,it is understood that the LSU Agricultural Center, the P.I., and other LSU Agricultural Center personnel shall be free to make such publications as they see fit concerning the Project, except as provided in Article 7 respecting Sponsor’s Confidential Information. The LSU Agricultural Center shall own the copyright in such works, except to the extent that the LSU Agricultural Center’s Bylaws waive ownership of copyright in favor of the authors.

Article 7 - Non-Disclosure

7.1

“Confidential Information” shall mean information that one party discloses to other, and that is conspicuously marked “CONFIDENTIAL INFORMATION.” “Confidential Information” shall also include information that is initially disclosed orally -- provided that within seven days the information is reduced to writing, is conspicuously marked “CONFIDENTIAL INFORMATION,” and a copy of the information thus marked is delivered to the receiving party. Each party shall hold the other party’s Confidential information in strict confidence, and shall not disclose it to any third party. Neither party shall use the other party’s Confidential Information for any purpose other than to perform its obligations under the Agreement, or to evaluate a potential license under Article 8. A receiving party shall use reasonable efforts not to disclose the other’s Confidential Information, but neither party will be financially liable for an inadvertent disclosure. Should either party realize that an inadvertent disclosure to a third party has occurred, then the parties shall promptly confer to determine an appropriate course of action. On request by the other party, the party who has made an inadvertent disclosure shall promptly notify the third party that the disclosure was inadvertent, and shall request that the third party promptly return all copies of the disclosed Confidential Information.

7.2

This Agreement shall not be construed to prevent a party from disclosing information that: (a) at the time of receipt is public knowledge,or later becomes public knowledge through no fault of the receiving party; or (b) is shown by written records to have been in the possession of the receiving party prior to its disclosure; or (c) is received from a third party who neither directly nor indirectly obtained it from the providing party; or (d) is required to be disclosed by a court or government agency,or is reasonably believed by either party to have significant implications for public health or public safety -- provided in such a case that the providing party is given reasonable notice and opportunity to contest the disclosure.

7.3	These confidentiality obligations shall continue until three years after the termination of the Agreement.

Article 8 - Intellectual Property Rights

8.1

The LSU Agricultural Center shall own each invention that is conceived solely by one or more LSU Agricultural Center employees. Sponsor shall own each invention that is conceived solely by one or more Sponsor employees. The LSU Agricultural Center and Sponsor shall jointly own an invention that is jointly conceived by one or more LSU Agricultural Center employees and by one or more Sponsor employees. Conception of an invention shall be determined in accordance with United States patent law.

8.2

A “Funded Invention” shall mean an invention owned by the LSU Agricultural Center (or subject to an obligation of assignment to the LSU Agricultural Center) that is first actually reduced to practice in the scope of the Project, during the Project Period, at a time when Sponsor’s financial obligations to the LSU Agricultural Center are current. If the LSU Agricultural Center is a co-owner of an invention that otherwise satisfies this definition, then the LSU Agricultural Center’s part-interest in the invention shall be considered a “Funded Invention.”

8.3

“Patent Rights” shall mean the LSU Agricultural Center’s interest in any United States or non-United States patent application or issued patent whose specification is based, in whole or in part, on data obtained in the course of the Project, and whose claims are directed specifically to one or more Funded Inventions.

8.4

The LSU Agricultural Center shall promptly notify Sponsor of any new Funded Invention, subject to Article 7. The LSU Agricultural Center may file such patent applications within the Patent Rights as the LSU Agricultural Center in its reasonable discretion sees fit. Within 180 days after the earliest priority filing date for a particular patent application within the Patent Rights (the “Negotiation Period”), on Sponsor’s written request the LSU Agricultural Center and Sponsor shall negotiate in good faith to try to reach mutually agreeable terms for an exclusive or non-exclusive license to Sponsor under the applicable Patent Rights. Any such license agreement will provide for reasonable compensation to the LSU Agricultural Center; will establish reasonable minimum performance standards for Sponsor; and will include other standard LSU Agricultural Center patent license provisions, including (by way of example) provisions concerning reimbursement of patenting expenses, restrictions on the use of the LSU Agricultural Center’s name, indemnity, insurance, inflation, and disclaimers of warranties. However, neither party shall be obligated to enter into such a license agreement if mutually agreeable terms cannot be found; the obligation imposed by this Paragraph is an obligation only to negotiate in good faith. If no license agreement has been entered by the LSU Agricultural Center and Sponsor by the end of the Negotiation Period, then the LSU Agricultural Center shall be free to dispose of the LSU Agricultural Center’s rights in those Patent Rights as the LSU Agricultural Center in its reasonable discretion sees fit, with no further obligation to Sponsor with respect to those rights.

8.5	The LSU Agricultural Center makes no representation or warranty that the use of information derived from the Project (whether under a license contemplated above or otherwise) will be free from infringement of patents or other rights of third parties. Sponsor shall have no rights arising from this Agreement in any LSU Agricultural Center inventions or in any LSU Agricultural Center intellectual property rights other than the specific rights in Funded Inventions and Patent Rights that are specified above.

Article 9 - Term and Termination

9.1	This Agreement is effective during the Project Period, unless terminated earlier in accordance with its terms. Either party may terminate this Agreement on thirty days written notice.

9.2	If either party commits a material breach of this Agreement, and fails to remedy that breach within thirty days of written notice, the other party may, at its option, in addition to any other legal remedies, terminate this Agreement immediately upon written notice.

9.3	In the Court’s discretion, the prevailing party in any dispute arising out of this Agreement may be awarded reasonable attorneys’ fees, court costs and expenses, including those associated with appellate or enforcement proceedings.

9.4	Termination of this Agreement for any reason shall not affect rights and obligations accrued prior to termination, nor release the parties from their respective rights and obligations under Articles 4, 5, 6, 7, 8, 10, 11, 12, 13 and 14.

Article 10 - Independent Contractors

10.1	In the performance of all obligations under this Agreement: (a) Each party shall be an independent contractor. Neither party shall be entitled to any benefits applicable to employees of the other party. (b) Neither party is authorized to act as agent for the other for any purpose. Neither party shall enter into any contract, warranty, or representation as to any matter on behalf of the other party. Neither party shall be bound by the acts of the other party.

10.2	Neither this Agreement nor any rights under this Agreement may be assigned by either party without the prior written consent of the other party.

Article 11 - Insurance and Indemnity

11.1	The LSU Agricultural Center represents that the LSU Agricultural Center has adequate liability insurance, such protection being applicable to LSU Agricultural Center’s officers, employees, and agents while acting within the scope of their employment by the LSU Agricultural Center. The LSU Agricultural Center has no liability insurance as such that extends protection to any other person.

11.2	Each party shall indemnify, defend, and hold harmless the other party, and its officers, directors, agents and employees, from and against any and all losses, liabilities, demands, suits, judgments and claims, including reasonable attorneys’ fees, to the extent that such losses, liabilities, demands, suits, judgments, claims, or fees are attributable to the willful act, fault, omission, or negligence of the indemnifying party, or of its employees, servants, or agents, in performing its obligations under this Agreement; provided, however, that neither party shall hereby be liable for consequential damages.

11.3	Sponsor shall indemnify, defend, and hold harmless the LSU Agricultural Center and the LSU Agricultural Center’s officers, directors, agents and employees, from and against any and all losses, liabilities, demands, suits, judgments and claims, including reasonable attorneys’ fees, for losses arising out of the use, by Sponsor or by a third party acting with Sponsor’s authorization, of products or processes developed or made as a result of information or materials received from the LSU Agricultural Center.

Article 12 - Chemicals or Biological Materials

12.1	if Sponsor supplies chemicals or biological materials (“Materials”) to the LSU Agricultural Center, then on the LSU Agricultural Center’s request Sponsor shall accept any unused portions of the Materials and any progeny of the Materials, including the containers in which the Materials are shipped. Further, for each Material supplied, Sponsor shall furnish the LSU Agricultural Center with sufficient information to permit reasonable interpretation of the results obtained in the Project, and to identify precautions necessary to protect health and safety, including all pertinent material safety data sheets.

Article 13 - Export Controls

13.1	Notwithstanding any other provision of this Agreement, the parties understand and agree that they are subject to, and agree to abide by, any and all applicable United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The LSU Agricultural Center’s obligations hereunder are contingent on its ability to comply with applicable United States export and embargo laws and regulations. As an institution of higher learning, the LSU Agricultural Center does not wish to allow its employees to receive export-controlled information except as may be knowingly and expressly agreed to in writing and signed by an authorized LSU Agricultural Center representative and for which the LSU Agricultural Center has made specific arrangements. Sponsor certifies that it will not provide or make accessible to the LSU Agricultural Center employees any export controlled materials (including, without limitation, equipment, information and/or data) without first informing the LSU Agricultural Center of the export-controlled nature and classification of the materials or information and obtaining the LSU Agricultural Center’s authorized representative’s written consent to accept such materials, as well as any specific instructions regarding the mechanism pursuant to which such materials should be passed to the LSU Agricultural Center. Notwithstanding the above, the LSU Agricultural Center reserves the right to decline the receipt of any export controlled materials and to terminate this agreement, in whole or in part, in the event that the research specified therein cannot be performed without export-controlled materials.

Article 14 - Miscellaneous

14.1	This Agreement shall be construed in accordance with the laws of the State of Louisiana.

14.2	Any controversy arising out of or related to this Agreement that cannot be resolved by the parties shall be adjudicated only in a court of competent jurisdiction in East Baton Rouge Parish, State of Louisiana. Both parties consent to such venue and jurisdiction.

14.3	This Agreement constitutes the entire understanding between Sponsor and the LSU Agricultural Center, and supersedes any prior agreement or understanding on the same subject matter. Any modification, extension, or amendment to this Agreement shall not be effective unless reduced to writing and signed by both parties.

14.4	The LSU Agricultural Center makes no representation or warranty regarding what the results of the Project will be.

14.5	Nothing in this Agreement shall be construed to limit the freedom of the P.I. or any other LSU Agricultural Center personnel from engaging in research in the same field that is covered by this Agreement. Sponsor acknowledges that the rights specified in this Agreement are subject to the rights of other sponsors in other research agreements to which the LSU Agricultural Center is a party.

14.6	Any otherwise irresolvable inconsistency shall be resolved by giving precedence in the following order: (a) first, to the main body of this Research Agreement, and (b) second, to the attached Statement of Work (Appendix A). This Agreement shall not be altered by the acknowledge mentor acceptance by LSUAC of any purchase order form or similar document containing terms or conditions at variance with, or in addition to those set forth herein.

14.6	Any otherwise irresolvable inconsistency shall be resolved by giving precedence in the following order: (a) first, to the main body of this Research Agreement, (b) second, to the attached Statement of Work (Appendix A). This Agreement shall not be altered by the acknowledgement or acceptance by the LSU Agricultural Center of any purchase order form or similar document containing terms or conditions at variance with, or in addition to those set forth herein.

14.7	If any part of this Agreement is deemed void or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect. Furthermore, in lieu of that invalid part, there shall be automatically added to this Agreement a provision as similar in terms to that invalid part as may be possible, legal, valid, and enforceable.

14.8	Notices, invoices, and other communications shall be deemed made if sent electronically or through carrier to the addresses as shown below, or to such other address as a party may hereafter designate by written notice:

If to Sponsor (Business Matter): Alan Kessler Chairman & CEO 445 Park avenue, 9th floor New York, NY 10022 USA Phone: (212) 307-3154 Email: ak@africanagriculture.com

If to the LSU Agricultural Center
(Business Matte):

Wade Baumgartner, Associate Vice

President, Strategic Initiatives and

Director Office of Sponsored Programs

and Intellectual Property

LSU Agricultural Center

104 J. Norman Efferson Hall

110 LSU Union Square

Baton Rouge, Louisiana 70803

Phone: 225-578-6030

Fax: 225-578-6032

Email: osp@agcenter.lsu.edu

If to Sponsor (Technical Matter):	If to LSU Agricultural Center (Technical Matter):

Article 15 - Future Collaborations

15.1	African Agriculture, and LSU, pending the successful initial training and development curricula, will work to expand their collaboration by mutual agreement. This may include the creation of a Center of Excellence at the sponsor’s cost (African Agriculture) for academic study in Senegal, or any other area of geographic expansion of AA; to further train, develop and transfer educational skills to local communities; , or to technically enhance knowledge in the fields of cattle nutrition, carbon absorption & offsets and management of fish resources and sustainability.

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IN WITNESS WHEREOF,

African Agriculture, lnc		Board of Supervisors of Louisiana State University and Agricultural and Mechanical College

/s/ Alan Kessler		/s/ William B. Richardson
BY:	Alan Kessler	BY:	William B. Richardson
	CEO, African Agriculture		Vice President for Agriculture

Date:	6/17/2021	Date:	6/16/2021